Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Bond Trust of our reports dated July 13, 2020, relating to the financial statements and financial highlights, which appears in John Hancock ESG Core Bond Fund, John Hancock Government Income Fund, John Hancock High Yield Fund, John Hancock Investment Grade Bond Fund and John Hancock Short Duration Bond Fund’s Annual Reports on Form N-CSR for the periods ended May 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 23, 2020